SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2019

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35476	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5930 Balsom Ridge Road
Denver, North Carolina 28037
(Address of Principal Executive Offices)
(Zip Code)

(828) 464-8741
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2019, Candice Otey, Chief Accounting Officer and Principal Financial Officer of Air T, Inc. (the “Company”), notified the Company that she resigned from her positions, effective immediately. Ms. Otey’s resignation was not the result of any disagreement with the Company.

Upon the effectiveness of Ms. Otey’s resignation, Seth Barkett, a member of the Company’s Board of Directors, was appointed interim Principal Financial Officer and will remain in this position while the Chief Financial Officer search process continues. Seth Barkett will also remain on the Board of Directors. He will receive no additional compensation for acting as interim Principal Financial Officer.

Item 7.01      Regulation FD Disclosure.

The information set forth in Item 8.01 is incorporated by reference herein.

Item 8.01      Other Events.

A significant customer of the Company’s wholly-owned subsidiary, Mountain Air Cargo, Inc. (“MAC”), informed MAC on April 19, 2019 that a strategic realignment would occur in the Caribbean region. The change will affect service provided by MAC in that region and pursuant to the planned realignment, MAC assets and services will be transferred to a new carrier. Details of the proposed realignment are still being determined, but MAC presently expects that the transfer will take approximately six (6) months to complete. MAC currently estimates that approximately eleven (11) aircraft will be transitioned to the new carrier. Up to $2,000,000 in revenue and $540,000 in net income are currently estimated to be involved, although these amounts are still uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2019

AIR T, INC.

By: /s/ Nick Swenson

Nick Swenson, Chief Executive Officer

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